[GRAPHIC] HEMOBIOTECH

                         J.P. MORGAN INTERNATIONAL PLAZA
                        14221 DALLAS PARKWAY, SUITE 1500
                               DALLAS, TEXAS 75254
                                  214-540-8411




             HEMOBIOTECH ANNOUNCES CONVERSION OF $750,000 AGGREGATE
                PRINCIPAL AMOUNT OF CONVERTIBLE PROMISSORY NOTES


FOR IMMEDIATE RELEASE

DALLAS, TEXAS - August 17, 2005 - Hemobiotech, Inc. announced today that it has amended the terms of $750,000 aggregate principal amount of its convertible unsecured promissory notes issued in its October 2004 private placement, in response to the unsolicited offer of the holders of the notes, three publicly traded closed end funds advised by RENN Capital Group, Inc., to permit the holders to convert, prior to the close of business on August 17, 2005, all outstanding principal amount and accrued but unpaid interest thereon into shares of Hemobiotech common stock, at a conversion price of $1.06 per share. On August 16, 2005, the holders of the notes converted all $750,000 aggregate outstanding principal amount and an aggregate of approximately $61,042 of accrued but unpaid interest thereon into an aggregate of 765,132 shares of Hemobiotech common stock.

Russell Cleveland, President of RENN Capital Group, Inc., stated "We are excited about the potential of Hemobiotech and desired to have more shares for the funds we manage now so they can participate in the potential growth of the Company."

Dr. Arthur P. Bollon, Chairman and Chief Executive Officer of Hemobiotech, stated "We are very pleased with the support of the three funds and their advisor RENN Capital Group".

Hemobiotech filed a registration statement with the Securities and Exchange Commission ("SEC") covering the resale of such shares of common stock, which was declared effective by the SEC on May 13, 2005. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT HEMOBIOTECH, INC.

Hemobiotech is primarily engaged in the research and development of human blood substitute technology exclusively licensed from Texas Tech University Health Services Center. Our goal is to address an increasing demand for a safe and inexpensive human blood substitute product in the United States and around the world through our licensed technology. We believe that certain initial pre-clinical and early stage human trials undertaken outside the U.S. by prior holders of this technology suggest that our licensed technology may possess properties that diminish the intrinsic toxic effects of hemoglobin and help reduce or eliminate the abnormal reaction associated with hemorrhagic shock (which is the loss of blood pressure and the lowering of vital signs resulting from the loss of blood). Our principal executive offices are located at J.P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1500, Dallas, Texas 75254, and our telephone number is (214) 540-8411.

EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE MAY BE CONSIDERED "FORWARD-LOOKING" STATEMENTS. SUCH STATEMENTS INCLUDE DECLARATIONS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF HEMOBIOTECH AND ITS MANAGEMENT. . THE WORDS "BELIEVES", "EXPECTS", "ANTICIPATES", "ESTIMATES", AND SIMILAR WORDS OR EXPRESSIONS ARE GENERALLY INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. YOU ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD MATERIALLY AFFECT ACTUAL RESULTS. SUCH RISKS AND UNCERTAINTIES ARE IDENTIFIED IN HEMOBIOTECH'S REPORTS AND REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.